Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement No. 333-74242 on Form S-8 (Acuity Brands, Inc. 401(k) Plan, Acuity Lighting Group, Inc. 401(k) Plan for Hourly Employees, Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees, Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees Covered by a Collective Bargaining Agreement);

(2)	Registration Statement No. 333-74246 on Form S-8 (Acuity Brands, Inc. Long-Term Incentive Plan, Acuity Brands, Inc. Employee Stock Purchase Plan, Acuity Brands, Inc. 2001 Nonemployee Directors’ Stock Option Plan);

(3)	Registration Statement No. 333-123999 on Form S-8 (Acuity Brands, Inc. 401(k) Plan);

(4)	Registration Statement No. 333-126521 on Form S-8 (Acuity Brands, Inc. Long-Term Incentive Plan (as amended and restated));

(5)	Registration Statement No. 333-138384 on Form S-8 (Acuity Brands, Inc. 2005 Supplemental Deferred Savings Plan, Acuity Brands, Inc. Nonemployee Director Deferred Compensation Plan (as amended and restated));

(6)	Registration Statement No. 333-152134 on Form S-8 (Acuity Brands, Inc. Long-Term Incentive Plan (as amended and restated));

(7)	Registration Statement No. 333-159326 on Form S-3 and related Prospectus of Acuity Brands, Inc.; and

(8)	Registration Statement No. 333-167882 on Form S-4 and related Prospectus of Acuity Brands Lighting, Inc., Acuity Brands, Inc. and ABL IP Holding LLC
of our reports dated October 29, 2010 with respect to the consolidated financial statements and schedule of Acuity Brands, Inc., and the effectiveness of internal control over financial reporting of Acuity Brands, Inc. included in this Annual Report (Form 10-K) of Acuity Brands, Inc., for the year ended August 31, 2010.
/s/ Ernst & Young LLP
Atlanta, Georgia
October 29, 2010